UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 29, 2024

Iterum Therapeutics plc

(Exact name of Registrant as Specified in Its Charter)

Ireland	001-38503	Not applicable
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Fitzwilliam Court 1st Floor Leeson Close
Dublin 2, , Ireland		Not applicable
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: +353 1 6694820

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary Shares, par value $0.01 per share	ITRM	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 29, 2024, Iterum Therapeutics International Limited (“ITIL”), a subsidiary of Iterum Therapeutics plc (the “Company”), entered into a consulting agreement with Sailaja Puttagunta M.D., the Company’s Chief Medical Officer (“CMO”), with an effective date of June 1, 2024 (the “Consulting Agreement”).

The Consulting Agreement provides that Dr. Puttagunta, whose previously announced resignation as CMO is effective as of May 31, 2024, will serve as a consultant to ITIL providing general support and advice throughout the regulatory review period of the Company’s recently resubmitted new drug application for oral sulopenem for the treatment of uncomplicated urinary tract infections in adult women (the “Services”). In consideration for the provision of the Services, Dr. Puttagunta is entitled to a consulting fee of $400 per hour. Either party may terminate the Consulting Agreement with two weeks’ prior written notice to the other party.

The foregoing description of the terms of the Consulting Agreement is a summary and is qualified in all respects by reference to the text of the Consulting Agreement, a copy of which will be filed as an exhibit to the Company’s quarterly report on Form 10-Q for the quarter ending June 30, 2024.

Item 8.01 Other Events.

Acceptance of plan for regaining compliance with Nasdaq Listing Rule 5550(b)(1)

As previously disclosed, on April 3, 2024, the Company received a letter from Nasdaq Stock Market LLC (“Nasdaq”) indicating that it was not in compliance with Nasdaq Listing Rule 5550(b)(1), because (i) the stockholders’ equity (deficit) of the Company of ($6,403,000) as of December 31, 2023, as reported in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, was below the minimum stockholders’ equity requirement of $2,500,000 and (ii) the Company did not, as of April 3, 2024, meet the alternatives standards of market value of listed securities or net income from continuing operations for compliance with Nasdaq Listing Rule 5550(b)(1). The letter indicated that the Company had a period of 45 calendar days from the date of the letter to submit a plan to regain compliance. The Company submitted its plan to regain compliance to Nasdaq on May 20, 2024.

On May 29, 2024, the Company received a letter from Nasdaq notifying the Company that Nasdaq had reviewed the Company’s plan for regaining compliance with Nasdaq Listing Rule 5550(b)(1) and granted the Company a 180-calendar day extension from April 3, 2024 (or until September 30, 2024) to evidence compliance with Nasdaq Listing Rule 5550(b)(1).

If the Company fails to evidence compliance with Nasdaq Listing Rule 5550(b)(1) on or before September 30, 2024, the Company may be subject to delisting. Were this to occur, Nasdaq will provide the Company notice that the Company’s ordinary shares are to be subject to delisting. At that time, the Company may appeal the delisting determination to a hearings panel pursuant to the procedures set forth in the applicable Nasdaq Listing Rules. However, there can be no assurance that, if the Company does appeal any delisting determination by Nasdaq to the panel, that such appeal would be successful.

The Company intends to take all reasonable measures available to regain compliance under the Nasdaq Listing Rule 5550(b)(1) and remain listed on Nasdaq. However, there can be no assurance that the Company will be able to regain compliance with Nasdaq Listing Rule 5550(b)(1), maintain compliance with the other Nasdaq listing requirements or be successful in appealing any delisting determination.

FDA acknowledgment of Oral Sulopenem NDA resubmission and PDUFA action date

On May 31, 2024, the Company issued a press release announcing that the U.S. Food and Drug Administration (the “FDA”) had acknowledged receipt of the resubmission of the new drug application (“NDA”) for sulopenem etzadroxil/probenecid, or oral sulopenem, for the treatment of uncomplicated urinary tract infections in adult women. Under the Prescription Drug User Fee Act (“PDUFA”), the FDA has deemed the Company’s NDA resubmission to be a Class II complete response which has a six-month review period from the date of resubmission. As a result, the FDA has assigned a PDUFA action date of October 25, 2024.

The full text of the press release issued in connection with this announcement is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release of Iterum Therapeutics plc dated May 31, 2024

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Iterum Therapeutics plc

Date:	May 31, 2024	By:	/s/ Corey N. Fishman
Chief Executive Officer